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                                                                      EXHIBIT 28

                                                                      SCHEDULE V
            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1995
                                 (in thousands)

                                                        ADDITIONS
                                             --------------------------------
                                                                CHARGED TO
                            BALANCE AT       CHARGED TO            OTHER                              BALANCE AT
                            BEGINNING        COSTS AND          ACCOUNTS--          DEDUCTIONS--        END OF
       DESCRIPTION          OF PERIOD         EXPENSES           DESCRIBE            DESCRIBE           PERIOD
- --------------------------  ----------       ----------       ---------------       -----------       ----------
Asset valuation reserves:
  Joint venture mortgage
     loans................   $  7,077           $ --               $  --              $ 7,006          $     71
  Third-party mortgage
     loans................     10,373             --                  --                3,840             6,533
  Other real
     estate-related
     investments..........     25,505             --                  --               16,676             8,829
                             --------           ----               -----              -------          --------
       Total..............   $ 42,955           $ --               $  --              $27,522(1)       $ 15,433
                             ========           ====               =====              =======          ========

- ---------------
(1) These deductions represent the net effect on the valuation reserve of write-downs, sales, foreclosures and restructurings.